Contact: Thomas M. Ringo VP & CFO 360.697.6626 Fax 360.697.1156 Douglas E. Norberg Lead Director 805-845-8245

NEWS RELEASE

FOR IMMEDIATE RELEASE	Nasdaq:POPE

POULSBO, Wash., May 12, 2014

POPE RESOURCES ANNOUNCES PENDING DEPARTURE OF

CEO DAVID L. NUNES AND APPOINTMENT OF INTERIM CEO THOMAS M. RINGO

Pope Resources (NASDAQ:POPE) announced today that the Board of Directors has received the resignation of David L. Nunes, President and Chief Executive Officer. Mr. Nunes plans to leave the Partnership on or about May 31, 2014, to join Rayonier Inc. (NYSE: RYN), an international forest products company. Thomas M. Ringo, currently Chief Financial Officer, has been designated as the interim Chief Executive Officer effective upon Mr. Nunes’ departure. “We are tremendously appreciative of the job Dave has done in his 12 years as CEO of the Partnership,” said lead director Douglas Norberg. “We wish him the best as he embarks on his new responsibilities at Rayonier. Dave has positioned us well to continue growing, and we have already begun a search for the right person to replace him. In the meantime, Tom Ringo will serve us well as our interim Chief Executive Officer. Tom’s 25 years with the Partnership, coupled with his deep understanding of our business and leadership in all segments of our operations, will assure that this transition will be seamless and we can continue the Partnership’s strong track record of delivering value to our unitholders.”

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 204,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward looking statements within the meaning of applicable securities laws. These statements represent the current expectations and plans of the Partnership’s management and board of directors. Forward looking statements are inherently uncertain in that they represent an attempt to anticipate or predict future events. In particular, statements in this release pertaining to the Partnership’s plans and expectations regarding finding a suitable replacement for Mr. Nunes, as well as expectations regarding the Partnership’s plans for future growth, are forward-looking in nature. These statements are subject to various risks and uncertainties, including factors that may delay our retention of a suitable replacement; our ability to successfully integrate and transition with the new chief executive; the costs we may experience in the search and retention process and in connection with compensating that individual; and that leader’s success in moving forward with the Partnership’s plans, strategies and objectives. Any one or more of these circumstances may cause us to experience less favorable results than we currently expect, or to deviate from current plans and expectations. Readers also should consider the factors identified in Item 1A, Risk Factors, in our most recent Quarterly Report on Form 10-Q, and our other filings with the Securities and Exchange Commission. Forward looking statements in this release are accurate as of the date hereof, and we do not undertake to update these statements to reflect the passage of time or the occurrence of future events.